EXHIBIT F-2



                   [ON LETTERHEAD OF WALTER WOELFLE, ESQUIRE]

                                 January 9, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:  ALLIANT ENERGY CORPORATION, ET AL.
                    FORM U-1 APPLICATION/DECLARATION
                    (FILE NO. 70-9735)

Ladies and Gentlemen:

     I have read the statement on Form U-1, as amended in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned utility subsidiaries, Wisconsin Power and Light Company ("WPL") and South Beloit Water, Gas & Electric Company ("South Beloit"), and its subsidiaries, American Transmission Company LLC (the "Transco") and ATC Management Inc. (the "Corporate Manager") (collectively, the "Applicants"). I have acted as counsel for the Corporate Manager and the Transco in connection with the Application. I have also read the order of the Commission dated December 29, 2000, approving said transaction.

     I am furnishing this opinion with respect to the transactions proposed in the Application, which relate to: (i) WPL's and South Beloit's transfer of certain transmission assets to the Transco; (ii) WPL's and South Beloit's receipt of Transco member units in exchange for such assets; (iii) the purchase by WPL, South Beloit and other utilities of Corporate Manager shares; (iv) the acquisition by the Transco of the transmission assets of other utilities in exchange for member units; and (v) the issuance by the Transco and the Corporate Manager of their member units and shares, respectively.

     On December 29, 2000, in accordance with the terms and conditions of the order, the Applicants undertook the transactions described above.

     I am of the opinion that the proposed transactions have been consummated in accordance with said Application and your order. Further, I am of the opinion that:

     (a) all state laws applicable to the proposed transactions have been complied with;


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     (b)  (i) the Transco is validly organized and duly existing, and (ii) the membership interests of the Transco were validly issued, and the holders thereof are entitled to all of the rights and privileges of a member of the Transco as set forth in the Transco's articles of organization and operating agreement;

     (c)  (i) the Corporate Manager is validly organized and duly existing, and
          (ii) the shares of the Corporate Manger were validly issued, full paid and nonassessable and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation and by-laws of the Corporate Manager; and

     (d) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by the Transco, the Corporate Manager or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to the Transco and the Corporate Manager in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

                                             Sincerely,


                                             Walter Woelfle, Esq.


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